Preliminary Terms No. 126
Registration Statement No. 333-131266
Dated October 25, 2006
Rule 433

BEAR MARKET PLUSSM DUE FEBRUARY 20, 2008

ISSUED BY MORGAN STANLEY

MANDATORILY EXCHANGEABLE
BASED INVERSELY ON THE VALUE OF

THE PHLX HOUSING SECTORSM INDEX

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Prospectus Supplement for PLUS dated February 21, 2006
Prospectus dated January 25, 2006

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

Overview

Bear Market PLUS

Bear Market PLUS is an Enhanced Performance Strategy. Bear Market PLUS offer enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. Having short exposure to an underlying asset means that you will earn a positive return if the underlying asset declines in value, but will lose money if the underlying asset increases in value. Bear Market PLUS allow investors to earn enhanced returns when the underlying asset declines in value. The enhancement typically applies only for a certain range of the underlying asset’s downward price performance. In exchange for enhanced performance in that range, investors generally forgo return above a specified maximum payment at maturity.

How Bear Market PLUS work

At maturity, if the underlying asset has decreased, Bear Market PLUS will provide an enhanced, positive return based on the downward performance of the underlying asset, typically subject to a maximum payment at maturity. Bear Market PLUS are not principal protected. As a result, if the underlying asset has increased at maturity, Bear Market PLUS will be negatively impacted and return less than the initial principal investment, subject, in the case of certain Bear Market PLUS, to a specified minimum payment at maturity, which may provide protection to a specified percentage of your principal. Bear Market PLUS do not pay interest.

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

Fact Sheet

The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for only a minimum 50% return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms. At maturity you will receive for each $10 principal amount of Bear Market PLUS that you hold an amount in cash that may be more or less than the principal amount based upon the closing value of the PHLX Housing SectorSM Index at maturity.

Expected Key Dates

Expected Pricing Date: November , 2006	Expected Issue Date (Settlement Date): November , 2006 (5 trading days after the Pricing Date)	Maturity Date: February 20, 2008, subject to postponement due to a market disruption event

Key Terms

Issuer:	Morgan Stanley
Underlying Index:	PHLX Housing SectorSM Index (the “HGX Index”)
Underlying Index Publisher:	Philadelphia Stock Exchange, Inc.
Aggregate Principal Amount:	$
Issue Price (Par):

$10 per Bear Market PLUS

The Bear Market PLUS will be issued at $10 per Bear Market PLUS and the agent’s commissions will be $0.15 per Bear Market PLUS; provided that the price to public and the agent's commissions for any single transaction to purchase between $1,000,000 to $2,999,999 principal amount of Bear Market PLUS will be $9.975 per Bear Market PLUS and $0.125 per Bear Market PLUS, respectively; for any single transaction to purchase between $3,000,000 to $4,999,999 principal amount of Bear Market PLUS will be $9.9625 per Bear Market PLUS and $0.1125 per Bear Market PLUS, respectively; and for any single transaction to purchase $5,000,000 or more principal amount of Bear Market PLUS will be $9.95 per Bear Market PLUS and $0.10 per Bear Market PLUS, respectively. Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Bear Market PLUS distributed by such dealers.

Interest:	None
Denominations:	$10 and integral multiples thereof
Payment at Maturity:

If Final Index Value < = Initial Index Value
the lesser of (i) $10 + Enhanced Downside Payment and (ii) the Maximum Payment at Maturity

If Final Index Value > Initial Index Value
the greater of (i) $10 – Upside Reduction Amount and (ii) the Minimum Payment at Maturity

In no event will the Payment at Maturity exceed the Maximum Payment at Maturity or be less than the Minimum Payment at Maturity.

Enhanced Downside Payment:	$10 x Leverage Factor x Index Percent Decrease
Upside Reduction Amount:	$10 x Index Percent Increase
Leverage Factor:	300%
Index Percent Decrease:	(Initial Index Value – Final Index Value) / Initial Index Value
Index Percent Increase:	(Final Index Value – Initial Index Value) / Initial Index Value
Initial Index Value:	The closing HGX Index value on the Pricing Date
Final Index Value:	The closing HGX Index value on the Index Valuation Date, subject to adjustment for certain market disruption events
Index Valuation Date	February 15, 2008
Maximum Payment at Maturity:	$13.60 to $14.20 (136% to 142% of Par)
Minimum Payment at Maturity:	$5.00 (50% of Par)
Bloomberg Page:	HGX
Risk Factors:	Please see “Risk Factors” on page 8.

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

General Information

Listing:

Application will be made to list the Bear Market PLUS on the American Stock Exchange under the ticker symbol “HPM”, subject to meeting the listing requirements. We do not expect to announce whether the Bear Market PLUS will meet such requirements prior to the pricing of the Bear Market PLUS. If accepted for listing, the Bear Market PLUS will begin trading on the day after the Pricing Date.

CUSIP:	61747W885
Minimum Ticketing Size:	100 Bear Market PLUS
Tax Consideration:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS does not apply to the Bear Market PLUS offered under these preliminary terms and is superseded by the following discussion.

There is no direct legal authority as to the proper tax treatment of the Bear Market PLUS, and consequently significant aspects of the tax treatment of the Bear Market PLUS are uncertain. Our counsel has not rendered an opinion as to the proper characterization of the Bear Market PLUS for U.S. federal income tax purposes. Pursuant to the terms of the Bear Market PLUS, each investor in the Bear Market PLUS will agree with the Issuer (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Bear Market PLUS for all tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this characterization of the Bear Market PLUS is respected, the following U.S. federal income tax consequences should result:

  A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange; and

  Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Bear Market PLUS for more than one year.

Please read the discussion under “Risk Factors \ Structure Specific Risk Factors” in these preliminary terms concerning the U.S. federal income tax consequences of investing in the Bear Market PLUS.

The Issuer does not render any advice on tax matters. This material is not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the U.S. federal tax laws. You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Bear Market PLUS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation Agent:	Morgan Stanley & Co. Incorporated
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000)

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS. We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

Key Benefits / Key Risks /
Key Investment Rationale

Key Benefits		Key Investment Rationale

•	300% enhanced, positive return based on the downward performance of the HGX Index, subject to the Maximum Payment at Maturity.	You may be interested in the Bear Market PLUS if you are:
		•	An investor who, consistent with your investment objectives, elects to purchase a security that provides an enhanced return if the HGX Index declines in value, subject to the Maximum Payment at Maturity.
		•	Willing to forgo the benefit from downward movements in the HGX Index below approximately 64% to 58% of the Initial Index Value in exchange for enhanced returns from downward movements above such level.
		•	Not concerned about principal risk.
		•	Not seeking current income.

Key Risks
Please carefully review all the “Risk
•	The Minimum Payment at Maturity only provides 50% protection of principal. You will lose money on your investment if the HGX Index increase over the term the Bear Market PLUS.		Factors” on page 8
•	No interest payments.
•	Appreciation potential is limited by the Maximum Payment at Maturity.
•	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
•	The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the HGX Index.
•	Credit Risk to Morgan Stanley whose credit rating is currently Aa3/A+.

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

Hypothetical Payout on the Bear Market PLUS

For each Bear Market PLUS, the following graph illustrates the payment at maturity on the Bear Market PLUS for a range of hypothetical percentage changes in the index. The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the Maximum Payment at Maturity. The graph is based on the following hypothetical terms:

•	Issue Price:	$10
•	Initial Index Value:	210
•	Leverage Factor:	300%
•	Maximum Payment at Maturity:	$13.90 (139% of Par)
•	Minimum Payment at Maturity:	$5.00 (50% of Par)

Where the Final Index Value is less than or equal to the Initial Index Value, the payment at maturity on the Bear Market PLUS reflected in the graph below is greater than or equal to the $10 principal amount per Bear Market PLUS, but in all cases is subject to the Maximum Payment at Maturity. Where the Final Index Value is greater than the Initial Index Value, the payment at maturity on the Bear Market PLUS reflected in the graph below is less than the $10 principal amount per Bear Market PLUS, but in all cases subject to the Minimum Payment at Maturity.

In the hypothetical example below, an investor will realize the Maximum Payment at Maturity at a Final Index Value of 87% of the hypothetical Initial Index Value. For example, if the hypothetical Initial Index Value were equal to 210, you would realize the Maximum Payment at Maturity at a Final Index Value of 182.7. In addition, you will not share in the performance of the index at Final Index Values below 61% of the hypothetical Initial Index Value, or 128.1.

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

Information about the PHLX Housing SectorSM Index

The Philadelphia Stock Exchange, Inc. developed the PHLX Housing SectorSM Index which is a modified capitalization weighted index composed of twenty-one companies whose primary lines of business are directly associated with the United States housing construction market. The index was set to an initial value of 250 on January 2, 2002. For further information about the PHLX Housing SectorSM Index, including license agreement information, see Annex A to these preliminary terms “The PHLX Housing SectorSM Index”.

Historical Information

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the HGX Index for each quarter in the period from July 3, 2002 through October 23, 2006. The index closing value on October 23, 2006 was 211.17. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the HGX Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the HGX Index on the Index Valuation Date. The payment of dividends on the stocks that constitute the HGX Index is not reflected in the level of such index and, therefore, have no effect on the calculation of the payment at maturity.

HGX Index	High	Low	Period End

2002
Third Quarter (commencing
from July 3, 2006)	140.82	105.39	105.74
Fourth Quarter	116.72	92.92	112.39
2003
First Quarter	117.83	100.28	107.47
Second Quarter	149.35	109.12	140.42
Third Quarter	156.24	138.01	152.73
Fourth Quarter	185.63	159.20	183.18
2004
First Quarter	202.93	174.65	200.32
Second Quarter	201.26	172.29	190.65
Third Quarter	203.99	178.12	203.99
Fourth Quarter	234.66	185.99	234.66
2005
First Quarter	259.10	223.55	239.27
Second Quarter	272.02	226.38	266.04
Third Quarter	293.03	256.31	269.20
Fourth Quarter	270.77	232.87	259.04
2006
First Quarter	280.33	249.27	266.08
Second Quarter	275.09	202.65	215.60
Third Quarter	215.54	190.01	208.57
Fourth Quarter
(through
October 23, 2006)	220.64	208.30	211.17

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS. For a complete list of risk factors, please see the accompanying prospectus supplement for PLUS and the accompanying prospectus.

Structure Specific Risk Factors

•	The Bear Market PLUS do not pay interest and provide for only a minimum 50% return of principal. The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for only a minimum 50% return of principal amount at maturity. If the Final Index Value is greater than the Initial Index Value, the payout at maturity will be an amount in cash that is less than the $10 issue price of each Bear Market PLUS by an amount proportionate to the increase in the value of the HGX Index, subject to the Minimum Payment at Maturity of $5, which is only 50% of the principal amount.

•	Appreciation potential is limited. The appreciation potential of Bear Market PLUS is limited by the Maximum Payment at Maturity of $13.60 to $14.20, or 136% to 142% of the $10 principal amount. Although the leverage factor provides 300% exposure to any decrease in the value of the HGX Index at maturity, because the payment at maturity will be limited to 136% to 142% of the $10 principal amount of the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the Final Index Value decreases below 88% to 86% of the Initial Index Value.

•	Market price influenced by many unpredictable factors. Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the value, volatility and dividend yield of the HGX Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the Issuer.

•	Not equivalent to investing in or taking a short position with respect to the HGX Index. Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the HGX Index or its component stocks.
Investors in the Bear Market PLUS will not have voting rights or rights or obligations with respect to dividends or otherdistributions or any other rights or obligations with respect to with respect to stocks that constitute the HGX Index.

•	Adjustments to the HGX Index could adversely affect the value of the Bear Market PLUS. The publisher of the HGX Index may discontinue or suspend calculation or publication of the HGX Index at any time. In these circumstances, the Calculation Agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued HGX Index and is not precluded from considering indices that are calculated and published by the Calculation Agent or any of its affiliates.

•	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original Issue Price, since the original Issue Price included, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the projected profit included in the cost of hedging the Issuer’s obligations under the Bear Market PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

•	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain. Please read the discussion under “Fact Sheet—General Information—Tax Consideration” in these preliminary terms (the “Tax Disclosure Section”) concerning the U.S. federal income tax consequences of investing in the Bear Market PLUS. There is no direct legal authority as to the proper tax treatment of the Bear Market PLUS. Because the characterization of the Bear Market PLUS for U.S. federal income tax purposes is uncertain, significant aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain. Our counsel has not rendered an opinion as to the proper characterization of the Bear Market PLUS for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Bear Market PLUS, the timing and/or character of income on the Bear Market PLUS might differ from the tax treatment described in the Tax Disclosure Section. For example, under certain characterization, U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income. The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Bear Market PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

Other Risk Factors

•	Secondary trading may be limited. There may be little or no secondary market for the Bear Market PLUS. Application will be made to list the Bear Market PLUS on the American Stock Exchange under the symbol “HPM”. Such listing is subject to certain conditions. For a security to be listed on the American Stock Exchange, the requirements include, among other things, that there be 1 million units and 400 holders of such security. It is not possible to predict whether the Bear Market PLUS will meet the requirements for listing or trade in the secondary market or if such market will be liquid or illiquid. We do not expect to announce whether the Bear Market PLUS will meet such requirements prior to the pricing of the Bear Market PLUS.

•	Potential adverse economic interest of the calculation agent. The hedging or trading activities of the Issuer’s affiliates on or prior to the Pricing Date and prior to maturity could adversely affect the value of the HGX Index and, as a result, could decrease the amount an Investor may receive on the Bear Market PLUS at maturity. Any of these hedging or trading activities on or prior to the Pricing Date could potentially affect the Initial Index Value and, therefore, could decrease the value at which the HGX Index must close before an Investor receives a payment at maturity that exceeds the principal amount of the Bear Market PLUS.Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the Index Valuation Date,could potentially affect the value of the HGX Index prior to maturity and, accordingly, the amount of cash an Investor will receive at maturity.

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

ANNEX A

The PHLX Housing SectorSM Index

The PHLX Housing SectorSM Index. We have derived all information contained in this preliminary terms regarding the PHLX Housing SectorSM Index (the “Index”) from publicly available information. Such information reflects the policies of, and is subject to change by the Philadelphia Stock Exchange, Inc. (the “PHLX”). The Index was developed by PHLX and is calculated, maintained and published by the PHLX. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is a modified capitalization weighted index composed of twenty-one companies whose primary lines of business are directly associated with the United States housing construction market (the “Index Stocks”). The Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index was set to an initial value of 250 on January 2, 2002. Options commenced trading on the Index on July 17, 2002. Modified capitalization weighting is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of Index Stocks, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks without changing the total capitalization of the portfolio. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting.

Methodology for inclusion in the Index. Index securities are first defined as small stocks (current market capitalization less than or equal to 50% of the average market capitalization of all component securities), medium stocks (current market capitalization greater than 50% and less than 150% of the average market capitalization of all component securities), or large stocks (current market capitalization greater than or equal to 150% of the average market capitalization of all component securities).

A determination is then made, based on the current (true) market capitalization if:

1.	Any single component security represents 25% or more of the current market capitalization of the basket; and/or

2.	All component securities that individually represent 5% or more of the total current market capitalization of the basket in aggregate represent 50% or more of the total current market capitalization of the basket.

If 1 is true, then:

3.	The weight of all qualifying component securities is set to 22.5%;

4.	The weight that represents the aggregate difference between the original weight and the new weight of 22.5% for each qualifying component is redistributed as follows:

	a)	The weight of any component security that represents less than 1% of the total current market capitalization of the basket is increased to exactly 1%, beginning with the highest weighted, sub 1% component security and continuing until either all component securities are equal to or above 1% or until no excess weight remains to be distributed;

	b)	Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

		i.	If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock’s weight is increased to the nearest whole percentage weight and in one half percents increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock’s weight exceeds the stock ranked immediately above it, in which case the step is repeated for the next higher weighted stock.

If 2 is true after steps 3 and 4, then:

5.	The weight of each qualifying component is proportionally reduced such that the aggregate weight of the qualifying components is exactly 45%, as follows:

	a)	For qualifying components 1 through n, (a) the difference between 45% and the aggregate weight of all the qualifying components prior to this reduction and (b) the percent of the total capitalization of the qualifying components that each

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

qualifying component represents, is calculated. The weight of each qualifying component is reduced by an amount that equals a *b(1-n), except that the proportional reduction shall not cause any component to have a lesser weight than the component security ranked immediately beneath it. If such a situation should occur, then the next largest component security or securities that would not have otherwise qualified for inclusion in the proportional reduction shall then be included.

6.	The weight that represents the difference between the original aggregate weight and the new weight of 45% for the group of qualifying components is redistributed as follows:

	a)	Beginning with the largest small stock, its weight is increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

		i.	If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock’s weight is increased to the nearest one half percentage weight and in half percent increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock’s weight exceeds the stock ranked immediately above it, in which case this step is repeated for the next higher weighted stock; and

		ii.	Excess weight distributed to the smallest stock will increase its weight to no more than that of the adjusted weight of the second smallest stock; and

		iii.	If the smallest stock has been increased to the level of the second smallest stock and excess weight remains to be distributed, then beginning with the largest small stock and continuing downward, the weight of each component is increased by half percentage increments until no excess weight remains, subject to the conditions and remedies of (i) above, except that if insufficient excess weight remains to solve the conditions and remedies of paragraph (i) above, than paragraph (iii) is started with the smallest stock whose weight exceeds the next smallest stock by at least one half percent.

New share values will be assigned to each component security by calculating the dollar value of each component security’s new percent weight of the original total current market capitalization of the basket, divided by the last sale price of each respective component security.

This process will be repeated at least semi-annually for implementation at the end of the January and July option expiration if the modified capitalization of a single component or group of components exceed the concentration thresholds stated above as of the last trading day of the previous month, and such rebalancing will be based on actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month.

Adjustments for corporate actions:

Stock splits – modified share amounts will be adjusted proportionally to the stock price adjustment using the announced split ratio on the effective date of the split. No divisor change should be necessary except for rounding.

Share changes greater than 5% – due to mergers, acquisitions, or stock repurchase, modified share amounts will be adjusted in proportion to the announced share change. Divisor changes will be necessary.

Adjustments for stock addition or removal:

Stock removal – no adjustments to the remaining component modified shares made. Divisor changes will be necessary.

Stock addition – the modified share weight of a stock addition will be determined in a 4 step process:

•	Determine the relative weight rank of the new component’s true capitalization compared to the true capitalization of the current component list (e.g., 14th out of 25);

•	Assign a modified capitalization to the new component that is midway between the modified capitalization of the two current components that ranked immediately above and below the new component (e.g., midway between the modified cap of numbers 13 and 14);

MORGAN STANLEY

Bear Market PLUS due February 20, 2008
Mandatorily Exchangeable Based Inversely on the Value of
the PHLX Housing SectorSM Index

•	Determine a number of modified shares required to achieve the modified capitalization based on the closing price of the new component on the day immediately prior to its addition.

•	Divisor changes will necessary.

In this preliminary terms, unless the context requires otherwise, references to the PHLX Housing SectorSM Index will include any Successor Index and references to PHLX will include any successor to PHLX.

License Agreement between PHLX and MS & Co. PHLX and MS & Co. have entered into a non-exclusive license agreement providing license to MS & Co., and certain of its affiliated and subsidiary companies, in exchange for a fee, of the right to use the PHLX Housing SectorSM Index, which is owned and published by PHLX, in connection with securities, including the notes.

The license agreement between PHLX and MS & Co. provides that the following language must be set forth in this preliminary terms:

The Index is not sponsored, endorsed, sold or promoted by the PHLX. The PHLX makes no representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance. The PHLX’s only relationship to Licensee is the licensing of certain names and marks and of the Index, which is determined, composed and calculated without regard to the Licensee. The PHLX has no obligation to take the needs of the Licensee or the owners of the Index into consideration in determining, composing or calculating the Index. The PHLX is not responsible for and has not participated in any determination or calculation made with respect to the issuance or redemption of the Index. The PHLX has no obligation or liability in connection with the administration, purchase, sale, marketing, promotion or trading of the Index.

“PHLX Housing SectorSM” and “HGXSM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Morgan Stanley & Co. Incorporated.

MORGAN STANLEY